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                                                                    Exhibit 10

                           TRADEMARK LICENSE AGREEMENT

        THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is entered into and effective as of July 30, 1999, by and between JENNY CRAIG, INC., a Delaware corporation ("JC"), and BALANCE BAR COMPANY, a Delaware corporation ("BBC"), and is made with reference to the following facts:

                                    RECITALS

        A. JC provides a comprehensive weight management program (the "Program") through a chain of owned and franchised weight loss centres operating under the name "Jenny Craig Weight Loss Centres" (the "Centres"). Through these Centres, JC sells "Jenny Craig Cuisine," its portion and calorie controlled food products, to participants in the Program. In connection with its business, JC owns the trademarks set forth on Schedule A hereto (the "Marks").

        B. The parties desire that BBC develop and market certain food products and beverages utilizing the Marks on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto, for good and sufficient consideration the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

1.      TERM AND OPTIONS

        1.1 FIRST TERM. This Agreement shall be effective from the date hereof to and including December 31, 2019 (the "First Term"), unless extended or sooner terminated pursuant to the provisions of this Agreement.

        1.2 OPTIONS AND EXTENDED TERMS. JC hereby grants to BBC three successive options (the "Option(s)") to extend the term of this Agreement for additional ten-year periods (the "Extended Terms"). In order to exercise each Option, BBC must provide JC with written notice of its intention to exercise each Option and such written notice must be received by JC at least two months prior to, and no more than six months prior to, the expiration of the term then in effect. BBC's performance in each Extended Term shall be pursuant to the same terms and conditions recited herein for the First Term, except as modified by an agreement of the parties. In order to exercise an Option, BBC must pay JC the Minimum Annual Royalty (as defined in Section 4.3 below), for the last Contract Year prior to the end of the First Term, or Extended Term, as appropriate. A "Contract Year" shall be any calendar year during the First Term or any Extended Term.

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2.      GRANT OF LICENSE

        2.1 LICENSE OF MARKS. JC hereby grants to BBC, and BBC hereby accepts, the exclusive, worldwide right and license, with the right to grant sublicenses, to use, reproduce and incorporate the Marks in connection with the production, packaging, marketing, advertising, sale and distribution of the Licensed Products (as defined in Section 3) in and through all media and distribution channels. The rights granted in this Section 2 are hereinafter referred to collectively as the "License." The License is subject to the limits on exploitation contained in Section 6 hereof.

        2.2 RIGHT OF FIRST REFUSAL. If JC proposes to enter into any agreement with any person or entity other than BBC which provides for the license of any of the Marks for use in connection with the sale of any food or beverage product through any distribution channel (other than through the Centres), JC shall first provide BBC with a written notice setting forth the identity of such other person or entity together with a copy of the proposed agreement. Upon written notice to JC delivered within sixty (60) days after its receipt of the notice and agreement from JC, BBC may elect to require JC to enter into such agreement with BBC rather then such other person or entity. If BBC does not so elect, then JC may, within thirty (30) days thereafter, enter into an agreement with such other person or entity on terms no more favorable to such person or entity than those in the agreement provided to BBC. If JC does not enter into an agreement with such person or entity within such thirty-day period, then the provisions of this Section shall again apply to any subsequent proposed agreement.

        2.3 SUBLICENSING. The License permits BBC to enter into agreements with third parties for the sublicensing of the rights granted to BBC herein. All references herein to "BBC" shall be deemed to include sub-licensees as well. Any sublicense agreement entered into hereunder by BBC shall impose the same duties and obligations on the sub-licensee as those imposed on BBC herein.

        2.4 LOSS OF EXCLUSIVITY. The License shall cease to become exclusive, and may be terminated under Section 14.2, if BBC fails to pay JC the Minimum Annual Royalty with respect to any Contract Year.

        2.5 RESERVATION OF RIGHTS. No license as to any products, other than with respect to the Licensed Products, is being granted hereunder and JC reserves for its use, as it may determine, all rights of any kind other than the rights herein granted to BBC.

3.      LICENSED PRODUCTS

        3.1 DEFINITION. As used in this Agreement, the term "Licensed Products" shall mean and include (i) those JC-branded food and beverage products set forth on Schedule B to this Agreement (the "Initial Licensed Products"), (ii) the additional JC-branded food and beverage products contemplated by Section 3.2 below, and (iii) any variations, modifications, enhancements and additional flavors or styles of any of the foregoing.

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        3.2    ADDITIONAL LICENSED PRODUCTS.

               3.2.1 The parties agree to negotiate in good faith to establish, no later than June 30, 2000, a reasonable timetable for the introduction of additional food and beverage products through distribution channels other than through the Centres, which products will include frozen entrees, ice cream and ice cream novelties.

               3.2.2 BBC shall have the right to present additional product concepts or finished products to JC for inclusion as Licensed Products. Inclusion will be subject to the approval of JC, which approval will not be unreasonably withheld.

               3.2.3 The additional products contemplated by this Section will become Licensed Products upon introduction or inclusion as set forth above (the "Additional Licensed Products").

4.      ROYALTY CALCULATION; MINIMUM ROYALTY PROVISIONS

        4.1 ROYALTY. BBC agrees to pay JC a Royalty of ( * ) of the Net Sales, as defined below, during the First and any Extended Term of this Agreement and any post-termination inventory disposal period, as provided for below (the "Royalty"). The Royalty shall be calculated for each calendar quarter ending March 31, June 30, September 30 and December 31 (each known as a "Royalty Period") during each Contract Year, commencing January 1, 2001. Such Royalty shall accrue when Net Sales of Licensed Products are actually recognized by BBC, in accordance with generally accepted accounting principles and the accounting policies used by BBC on non-licensed product sales, provided that no Royalty shall accrue or be payable to JC with respect to any sales of Licensed Products prior to January 1, 2001.

        4.2 DEFINITION OF NET SALES. "Net Sales" shall mean the Gross Sales recognized by BBC with respect to the Licensed Products less (i) sales tax, value added tax, and similar governmental taxes or charges, if any, (ii) actual sales returns, (iii) discounts off list prices, (iv) prompt payment discounts actually offered, (v) sales price allowances actually given, whether or not reflected on the relevant invoice, (vi) retailer pickup allowances, and (vii) import duties and fees and international freight billed to retailers outside of the United States and Canada. "Gross Sales" shall mean sales of the Licensed Products, priced at BBC's list price. Net Sales shall not include any Licensed Products given at no charge to potential customers or to retailers, brokers, spokespersons or others.

        4.3 MINIMUM ANNUAL ROYALTY. For the purposes of Section 1.2 and 14.2 of this Agreement, the minimum Royalty to be paid to JC by BBC with respect to a given Contract Year (the "Minimum Annual Royalty") shall be as follows:


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               4.3.1 For the calendar years 2001 through 2004, the Minimum
Annual Royalty shall be:

                         2001   (   *  )
                         2002   (   *  )
                         2003   (   *  )
                         2004   (   *  )

               4.3.2 For each year after 2004, the Minimum Annual Royalty for such year shall be the Minimum Annual Royalty for the preceding year, increased or decreased by a percentage to be determined by the good faith negotiation of the parties in light of the rate of growth in the respective markets for the Licensed Products; provided, however, that such percentage shall not be greater than the average percentage of price inflation for products in such markets generally.

        4.4 FOREIGN TAX WITHHOLDING. If BBC is obligated to withhold foreign taxes in connection with any payment of the Royalty, it may do so as long as BBC promptly provides to JC certified tax receipts evidencing the payment thereof to the proper foreign tax authorities.

5.      ROYALTY STATEMENTS, PAYMENTS AND AUDIT RIGHTS

        5.1 SUBMISSION OF ROYALTY STATEMENTS. BBC shall provide JC, within thirty (30) days after the end of each Royalty Period, a statement (the "Statement") of Net Sales and Royalty owing for the applicable Royalty Period. Such Statement shall include information as to the Gross Sales of Licensed Products and a reconciliation of Gross Sales to Net Sales. Statements shall be furnished to JC, whether or not any Licensed Products have been shipped, distributed and/or sold and whether or not Royalties have accrued during the Royalty Period. The Statement shall be broken down by country for each country in which Licensed Products have been sold, and all Net Sales shall be stated in the currency in which the Net Sales were billed, followed by the equivalent amount for such Net Sales in United States currency, followed by the exchange rate applied. The exchange rate applied shall be updated monthly and shall be the exchange rate quoted in the Wall Street Journal on the last day of the prior month.

        5.2 PAYMENT OF ROYALTIES. Simultaneously with the submission of each Statement, BBC shall pay the Royalties shown on the Statement as being due. Such payments shall be made by check (drawn on a U.S. bank) or wire transfer, in U.S. Dollars to an account designated by JC. Statements shall be submitted by facsimile transmission or overnight courier to JC as specified in Section 18.7.

        5.3 JC'S ACCEPTANCE OF STATEMENTS AND PAYMENTS. Unless notice to the contrary is given within six months of JC's receipt of any Statement, or 60 days after the commencement of an audit by JC as provided herein, whichever occurs first, the receipt and/or acceptance by JC of any Statement furnished or Royalties paid hereunder to JC (or the cashing of any Royalty checks paid

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hereunder) shall preclude JC from questioning the correctness thereof at any time thereafter. In the event that any inconsistencies or mistakes are discovered in such statements or payments, and communicated to BBC within the appropriate period, they shall immediately be rectified by BBC and the appropriate payment shall be made by BBC within 30 days of JC's demand therefor, unless a good faith objection is made by BBC. JC will likewise repay or credit any overpayments made by BBC. The election as to repayment or crediting of overpayments shall be at BBC's discretion.

        5.4 MAINTENANCE OF RECORDS. BBC shall keep, at its principal office, true, accurate and complete books and records ("Records") relating to the performance of this Agreement. Accounting procedures shall conform to generally accepted accounting principles consistently applied by BBC for non-Licensed Products. BBC shall retain Records for a period of at least two years from the date of the transactions to which they relate.

        5.5 AUDIT RIGHTS. JC shall be entitled, at JC's sole expense, to audit BBC's Records relating to the sale of the Licensed Products. JC may make such audit for the purposes of verifying Gross Sales and Net Sales, the calculations and Records used to arrive at Net Sales, the accuracy of related calculations, and the calculation and payment of Royalties. JC shall give written notice to BBC at least thirty (30) days prior to the date the audit is to commence. The audit shall be conducted by JC's usual independent accounting firm in such a manner so as not to unreasonably disrupt BBC's business operations and shall be completed promptly. The audit shall be conducted only during BBC's usual business hours and at the place where it keeps the Records. The auditors shall agree to be bound by the confidentiality provisions set forth in Section 13.

        5.6 RESOLUTION OF DISCREPANCIES FOUND DURING AUDIT. If any audit of BBC's books or records, discloses that BBC's payment were less than the amount that should have been paid, all payments required to be made to eliminate the discrepancy shall be made promptly, unless a good faith objection to the audit results is made by BBC. If the discrepancy, as agreed to by the auditors and BBC, is ( * ) or more of the amount actually paid for the subject period, BBC promptly shall reimburse JC for the cost and expense of the audit. In addition, if a discrepancy of ( * ) or more is disclosed in more than one audit or a discrepancy of ( * ) ( * ) or more is disclosed in any one audit, JC may terminate this Agreement by written notice to BBC given within thirty (30) days after the receipt of the audit report disclosing the second such discrepancy. Subject to the following paragraph, such termination will become effective sixty
(60) days after receipt of such written notice by BBC.

        Nothing herein shall be deemed to prohibit BBC from disputing the results of any such audit. If JC gives BBC a notice of termination based on a discrepancy disclosed in an audit and BBC notifies JC that it disputes the results of the audit within twenty (20) business days after receipt of the notice of termination, the notice of termination shall be stayed, pending the resolution of the dispute, so long as BBC's independent auditors confirm that they believe that BBC has a reasonable basis for its position. The Parties agree to have each Party's independent auditors meet as soon as reasonably practicable to attempt to resolve the dispute using generally accepted accounting principles. If the auditors are not able to reach a resolution to the dispute, then the Parties agree to binding arbitration to resolve the dispute.

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6.      EXPLOITATION BY BBC

        6.1 PRODUCT FORMULATION. BBC will be solely responsible for the formulation and specifications of the Licensed Products. BBC will use commercially reasonable efforts to ensure that all Licensed Products (i) conform to JC's published nutritional philosophy in terms of macronutrient proportion, integrity of ingredients and vitamin and mineral fortification, (ii) comply with all relevant government standards including, without limitation, the regulations of the federal Food and Drug Administration, if any, and (iii) meet any and all claims set forth on their respective labels at the time of production and until the expiration date set forth thereon. JC acknowledges and agrees that the Licensed Products may be produced, manufactured, packaged and transported by third parties at BBC's sole discretion.

        6.2 PRODUCT INTRODUCTION. BBC will use commercially reasonable efforts to introduce the Initial Licensed Products by the respective Estimated Introduction Dates set forth in Schedule B hereto. BBC will also use commercially reasonable efforts to introduce the Additional Licensed Products by the respective dates established by the agreement of the parties.

        6.3 PROMOTIONAL AND PACKAGING MATERIAL. BBC will be solely responsible for the design, preparation and production of all advertising, promotional literature and goods, and packaging material which include any of the Marks (the "Promotional and Packaging Material"), subject to JC's approval as set forth in
Section 7.2.

        6.4 SALES CHANNELS. BBC is entitled to produce, package, market, advertise, sell and distribute Licensed Products to individual consumers, retailers, wholesalers, distributors and institutional accounts in and through all media and distribution channels. The foregoing notwithstanding, BBC shall not distribute Licensed Products to weight loss centers (other than the Centres) without the prior approval of JC. BBC's distribution of Licensed Products to the Centres shall be permitted as set forth in Section 6.6.

        6.5 TARGET PRICING. BBC will use commercially reasonable efforts, to the extent legally permitted, to cause the Licensed Products to be priced competitively with leading products in their respective markets.

        6.6 SALES TO CENTRES. JC and BBC will negotiate in good faith toward an agreement that would permit BBC (i) to sell Licensed Products to the Centres as soon as practicable, and (ii) to sell its other products, including Balance Bars and Total Balance, to the Centres commencing in 2000. JC shall make the final determination as to which BBC products, if any, may be sold to the Centres. The parties will also negotiate in good faith toward coordinated promotions of the Centres and the Licensed Products.

        6.7 MINIMUM LICENSED PRODUCT SUPPORT REQUIREMENTS. In order to support the sales of Licensed Products, BBC agrees to spend the following minimum amounts with respect to each Contract Year during the term of this Agreement:

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               6.7.1 an amount equal to ( * ) of Gross Sales of Licensed
Products for advertising expenditures with respect to the Licensed Products;

               6.7.2 an amount equal to ( * ) of Gross Sales of Licensed Products for trade allowances and market development funding (including coop advertising, store promotions, price discounts, payment terms and co-sponsored events) with respect to the Licensed Products; and

               6.7.3 an amount equal to ( * ) of Gross Sales of Licensed Products for marketing (including promotions, couponing, in-store displays, free-standing newspaper inserts and so on) with respect to the Licensed Products.

        The foregoing notwithstanding, if BBC fails to meet the minimum spending requirements in any of Sections 6.7.1, 6.7.2 or 6.7.3 for any Contract Year, it shall not be deemed to be in violation of this Section 6.7 if, during such Contract Year, it has spent an aggregate amount equal to at least ( * ) of Gross Sales of Licensed Products for such Contract Year for the purposes set forth in
Section 6.7.1, 6.7.2 and 6.7.3 taken together.

        6.8 REINVESTMENT OF PROFITS PRIOR TO 2001. BBC will monitor its net income or loss from the Licensed Products from the date hereof until September 30, 2000. If BBC has net income from the Licensed Products during such period, or if it should reasonably expect to have net income from the Licensed Products for the period from the date hereof to December 31, 2000, then BBC shall expend an amount equal to such net income in additional promotion of the Licensed Products. BBC shall make such expenditure as promptly as reasonably prudent under the circumstances, but in any event no later that December 31, 2001. For the purposes of this Section, "net income" shall be computed in accordance with BBC's normal accounting practices.

        6.9 COOPERATION AND INFORMATION SHARING. The parties agree to cooperate in the development of strategies relating to the introduction and marketing of Licensed Products. In addition, subject to Section 13, the parties will exchange their consumer and market research information relating to Licensed Products and the Centres on a quarterly basis.

7.      JC APPROVALS

        7.1 LICENSED PRODUCT APPROVAL. Prior to the introduction of any Licensed Product, BBC will provide JC with reasonable sample quantities of such Licensed Product together with a nutritional analysis thereof. Such Licensed Product will be deemed approved for introduction by JC unless JC objects to such introduction in writing within ten (10) days after receipt of such samples and analysis. Any such objection must be reasonable in light of all the circumstances related to such Licensed Product and must set forth, in reasonable detail, the grounds for such objection. In the event of any objection, the parties will meet immediately and will negotiate in good faith to resolve the objection in order to permit the introduction of the Licensed Product as soon as possible. In the event that JC objects to the introduction of a Licensed Product and such objection meets the

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standards set forth above, BBC will not introduce such Licensed Product unless and until the parties resolve such objection.

        7.2 APPROVAL OF PROMOTIONAL AND PACKAGING MATERIAL. Prior to the first use of any materially new or different item of Promotional and Packaging Material, BBC will provide JC with a reasonable sample of such item. Such item Material will be deemed approved for use by JC unless JC objects to such use in writing within ten (10) days after receipt of such sample. Any such objection must be reasonable in light of all the circumstances related to such item of Promotional and Packaging Material and must set forth, in reasonable detail, the grounds for such objection. In the event of any objection, the parties will meet immediately and will negotiate in good faith to resolve the objection in order to permit the use of the item as soon as possible. In the event that JC objects to the first use of a new or different item of Promotional and Packaging Material, and such objection meets the standards set forth above, BBC will not use such item unless and until the parties resolve such objection.

        7.3 QUALITY STANDARDS. BBC shall maintain an average standard of quality of the Licensed Products, as well as of the Promotional and Packaging Material, at a level at least as high as that set forth in the samples provided to JC in Sections 7.1 and 7.2.

8.      OWNERSHIP OF INTELLECTUAL PROPERTY

        8.1 OWNERSHIP OF MARKS; GOOD WILL. BBC recognizes the value of the good will associated with the Marks and acknowledges that the Marks, including the good will pertaining thereto, belong exclusively to JC, subject to the rights granted to BBC in this Agreement. Except as provided in Section 17, JC will not transfer, assign or encumber the Marks.

        8.2 INTELLECTUAL PROPERTY NOTICES. BBC agrees that all Licensed Products and all Promotional and Packaging Material shall contain appropriate legends, markings and/or notices as reasonably required from time to time by JC, to give appropriate notice to the consuming public of JC's right, title and interest in the Marks. Additionally, the following legend shall appear at least once on each piece of Promotional and Packaging Material:

        [Mark] [ ] is a registered trademark of Jenny Craig, Inc. and is under license to [BBC, its permitted assignee or sublicensee]

        8.3 WORLDWIDE LICENSE. The License grants BBC the right to use the Marks throughout the world on the terms set forth in this Section. The parties acknowledge that the Marks are currently registered only in the jurisdictions set forth on Schedule A hereto. If BBC proposes to market, sell or distribute Licensed Products in any other jurisdictions, it will so notify JC. JC will promptly use all commercially reasonable efforts to cause the Marks to be registered in such other jurisdictions. If JC, for valid commercial reasons, notifies BBC, within 30 days of BBC's request, that it does not desire to register the marks in the jurisdiction nor does it want BBC to register the marks, then the marks shall not be registered. If JC does not notify BBC that it will not allow the marks to be registered in the jurisdiction, and if JC does not commence efforts to obtain any such registration

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within one month after receipt of BBC's notice, or if JC discontinues such efforts at any time, then BBC shall be entitled (but not obligated) to use commercially reasonable efforts to obtain such registration, in JC's name and at JC's expense. JC hereby constitutes BBC as JC's attorney-in-fact for such purpose. The License will extend to all such subsequent registrations. In addition, JC will promptly use all commercially reasonable efforts (i) to register or record this Agreement in any jurisdiction where such registration or recordation is required, and (ii) to assist BBC in becoming a registered user of the Marks in any jurisdiction where such registration is required. BBC shall not use the Marks in any country in which the marks have not theretofore been registered in the applicable trademark class or an application to register the Marks in such class has not theretofore been filed, until an appropriate trademark search has been conducted and an application to register the Marks for the Licensed Products has been filed in such country or JC has determined that it would be preferable not to seek to register the Marks for the Licensed Products in such country but that there is no material impediment to the use of the Marks therein.

        8.4 COMPLIANCE WITH TRADEMARK LAWS. The License granted hereunder is conditioned upon BBC's compliance with the provisions of the trademark laws of the United States and the foreign country or countries in which it sells Licensed Products. BBC agrees to keep records of and advise JC when each of the Licensed Products is first sold in each country other than the United States.

        8.5 USE OF TRADEMARK IN NAME OF BBC. BBC shall not have the right to use the Marks as part of a trade name, fictitious business name, or name of a corporation or partnership unless it first obtains JC's written consent. JC reserves the right to specify the terms and conditions under which the Marks may be used in such instances. BBC shall have the right to use the letters "JC" or any variation thereon as part of a trade name, fictitious business name, or in the name of an affiliated or subsidiary corporation, partnership or other entity without JC's consent.

        8.6 OWNERSHIP OF RIGHTS TO LICENSED PRODUCTS. BBC will own all right, title and interest in and to (i) all formulations, ingredient specifications and other product information of or relating to the Licensed Products, (ii) all Promotional and Packaging Material (excluding the use of the Marks therein),
(iii) any trademarks, copyrights or similar intellectual property rights obtained or used by BBC in connection with the sale of Licensed Products (excluding the Marks, any trademarks that are derivatives of the Marks, and any intellectual property rights relating thereto), and (iv) all marketing plans, marketing and sales data, financial information and customer lists and preferences of used by BBC in connection with the manufacturing, marketing, sale or distribution of the Licensed Products.

9.      INFRINGEMENT

        9.1 ALLEGED INFRINGEMENT AGAINST RIGHTS OF THIRD PARTIES. In the event a third party asserts that the Marks, the License or the sale of Licensed Products under the terms of this Agreement (collectively, the "Rights") infringe upon such third party's rights in any jurisdiction in which the Marks are registered (as set forth on Schedule A or pursuant to any subsequent registration contemplated by Section 8.3), JC, at its sole expense, shall immediately take such action as is

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necessary to protect and validate the Rights including, without limitation, arbitration, mediation and litigation. If it is determined that the Rights do infringe on such third party's rights, then JC will promptly procure for BBC, at JC's expense, the right to continue the manufacturing, marketing, sale and distribution of the Licensed Products in such jurisdiction as contemplated by this Agreement.

        9.2 INFRINGEMENT BY THIRD PARTIES. In the event a third party is infringing or threatens to infringe the Rights in any jurisdiction in which the Marks are registered (as set forth on Schedule A or pursuant to any subsequent registration contemplated by Section 8.3), as determined by BBC or JC, JC shall take such action as is necessary to protect the Rights and end such infringement including, without limitation, arbitration, mediation and litigation. In the event JC fails to take such action(s) against the infringing third party within 20 days of JC becoming aware that an actual or threatened infringement is or may be taking place, BBC shall have the right to waive JC's obligation to take action, and instead may take such action against the infringing third party as it deems necessary or desirable. In the event JC pursues any action: (i) all costs and expenses, including attorneys' fees, incurred in connection therewith shall be paid by JC, (ii) BBC shall be entitled to receive and retain all amounts awarded as compensatory damages (including lost profits relating to sales of Licensed Products) in connection with such action, but such amounts shall be deemed part of Net Sales for Royalty purposes, and (iii) JC shall be entitled to receive and retain all amounts awarded as punitive, exemplary, statutory or other similar damages in connection with such action. In the event BBC pursues any action: (x) all costs and expenses, including attorneys' fees, incurred in connection therewith shall be paid by BBC, and (y) BBC shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such action, and such amounts shall not be deemed part of Net Sales for Royalty purposes.

        9.3 NOTICE OF INFRINGEMENT. The parties shall be vigilant in detecting possible infringements, including imitations by third parties of the Rights and shall immediately inform the other of any known actual or threatened infringement.

        9.4 COOPERATION. Subject to the preceding provisions of this Section, the parties agree to assist one another to the extent necessary to protect any and all of each party's respective interest in the Rights. The parties may, with the consent of the other party, prosecute such infringement in their own name, in the name of JC or BBC, or may join the other party as a party thereto.

10.     REPRESENTATIONS AND WARRANTIES

        10.1 JC'S REPRESENTATIONS AND WARRANTIES. JC represents and warrants to BBC as follows:

               10.1.1 JC has the corporate power and authority to enter into and perform this Agreement. JC's execution and delivery of, and its performance of all of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of JC. This Agreement is a valid and binding agreement of JC enforceable against JC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization,


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moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

               10.1.2 JC's execution, delivery and performance of this Agreement does not and will not violate, breach or constitute a default under, or require the consent of any third party under, (i) any provision of any contract, understanding or court order to which JC is a party or by which it is or the Marks are bound or (ii) any law, rule, regulation or other provision or restriction of any kind or character to which JC or the Marks are subject.

               10.1.3 JC is the exclusive equitable and record owner of the trademark registrations of, and the registration applications for, the Marks in the jurisdictions set forth on Schedule A. JC owns the Marks for the Licensed Products in all jurisdictions in which a registration for the Marks has issued in the applicable class. The Marks are properly registered in each of such jurisdictions as indicated on Schedule A. JC does not use the Marks by consent of any other person and is not required to and does not make any payments to others with respect thereto. There are no liens, claims, or encumbrances on the Marks. There are no prior users of any of the Marks in any of such jurisdictions such that the use of the Marks by BBC as contemplated by this Agreement would give rise to a likelihood of confusion. To the best knowledge of JC, without any duty of investigation, the Marks have not been registered by any person in any jurisdiction other than those set forth on Schedule A.

               10.1.4 The use of the Marks as contemplated by this Agreement will not infringe upon or violate the copyright, trademark rights, or any other intellectual property rights, of any person or entity within any jurisdiction set forth on Schedule A. No complaint or claim alleging any infringement with respect to the Marks, is currently pending or, to the best knowledge of JC, threatened or asserted by any governmental body or third party in any country, and to the best knowledge of JC, there exists no valid basis for such a claim. To the knowledge of JC, no third party has interfered with, infringed upon, misappropriated, or violated any of the Marks in any material respect.

        10.2 BBC'S REPRESENTATIONS AND WARRANTIES. BBC represents and warrants to JC as follows:

               10.2.1 BBC has the corporate power and authority to enter into and perform this Agreement. BBC's execution and delivery of, and its performance of all of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of BBC. This Agreement is a valid and binding agreement of BBC enforceable against BBC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

               10.2.2 BBC's execution, delivery and performance of this Agreement does not and will not violate, breach or constitute a default under, or require the consent of any third party under, (i) any provision of any contract, understanding or court order to which BBC is a party or by which it is bound or (ii) any law, rule, regulation or other provision or restriction of any kind or character to which BBC is subject.

        10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the parties made in, pursuant to, or in connection with this Agreement shall survive the execution and delivery of this Agreement, notwithstanding any investigation by the parties. All statements contained in any certificate, document, instrument or other writing delivered by a party to this Agreement, or in connection with the transactions contemplated by this Agreement, constitute representations and warranties under this Agreement.

11.     INDEMNIFICATION

        11.1 JC'S INDEMNITY. JC shall indemnify and hold harmless BBC, its directors, officers, stockholders, employees, attorneys, agents, insurers, affiliates, successors and assigns from and against any claim, cause of action, loss, damage, cost or liability (a "Loss") and reasonable attorneys' fees and expenses and all other reasonable out-of-pocket expenses (an "Expense") incurred by any such person to the extent that such Loss or Expense arises from (i) any breach by JC of any representation or warranty of JC contained in this Agreement or contemplated hereby, (ii) the default under, or failure to perform, any covenant or agreement of JC contained in this Agreement or contemplated hereby, or (iii) the Marks or the use thereof in accordance with this Agreement.

        11.2 BBC'S INDEMNITY. BBC shall indemnify and hold harmless JC, its directors, officers, stockholders, employees, attorneys, agents, insurers, affiliates, successors and assigns from and against any Loss or Expense incurred by any such person to the extent that such Loss or Expense arises from (i) any breach by BBC of any representation or warranty of BBC contained in this Agreement or contemplated hereby, (ii) the default under, or failure to perform, any covenant or agreement of BBC contained in this Agreement or contemplated hereby, or (iii) the manufacturing, sale or distribution of the Licensed Products (except for any Loss or Expense for which BBC is entitled to indemnification from JC under Section 11.1).

        11.3   INDEMNIFICATION PROCEDURE.

               11.3.1 Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "indemnified person") shall promptly notify the indemnifying party hereunder (the "indemnifying person") in writing of any Losses which the indemnified person has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice is referred to as the "Notice of Claim"). The Notice of Claim shall specify, in all reasonable detail, the nature and estimated amount of any such Losses giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an indemnified person to give timely notice to the indemnifying person of a Loss shall not affect the right of the indemnified person to obtain indemnification from the indemnifying person with respect to such Loss unless the indemnifying person is actually harmed by such failure to notify, and only to the extent of such actual harm.

               11.3.2 With respect to any matter set forth in a Notice of Claim relating to a third party claim, the indemnifying person shall defend, in good faith and at its expense, any such claim or demand, and the indemnified person, at its expense, shall have the right to participate in the defense of any such third party claim. So long as indemnifying person is defending, in good faith, any such third party claim, the indemnified person shall not settle or compromise such third party claim. The indemnified person shall make available to the indemnifying person or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the indemnifying person in the defense of all such claims. If the indemnifying person does not defend any such third party claim or if the indemnifying person does not provide the indemnified person with prompt and reasonable assurances that the indemnifying person will satisfy the third party claim, the indemnified person may, at its option, elect to defend any such third party claim, at the indemnifying person's expense. An indemnifying person may not settle or compromise any claim without consent of the indemnified person, unless such settlement or compromise requires solely the payment of money damages.

12.     INSURANCE

        12.1 COVERAGE. BBC shall, throughout the Term of this Agreement, obtain and maintain, at its own expense, products liability insurance policies from recognized insurers with at least a ( * ) limit on liability, which policy will reflect JC as an additional insured. Copies of such policy and certificates for such insurance will be provided to BBC within thirty (30) days of the date of execution hereof.

13.     CONFIDENTIAL INFORMATION

        13.1 CONFIDENTIAL INFORMATION. The parties acknowledge that each may receive information from the other party which is designated in writing as confidential by such other party or its representatives in connection with the transactions contemplated by this Agreement ("Confidential Information"). The parties expressly acknowledge that the formulations, ingredient specifications and other product information of or relating to the Licensed Products constitute trade secrets of BBC and are BBC's Confidential Information for the purposes of this Agreement. Each party acknowledges that all marketing plans, marketing and sales data, financial information and customer lists and preferences of the other party constitute trade secrets of such other party and are Confidential Information for the purposes of this Agreement.

        13.2 OBLIGATION TO MAINTAIN CONFIDENTIALITY. Each party agrees to preserve and protect the confidentiality of all Confidential Information that is furnished by the other party. Each party agrees to use any such Confidential Information only for the purposes contemplated by this Agreement and not to disclose such Confidential Information to any third party other than its representatives with a need to know such Confidential Information in connection with the performance of this Agreement. Each party will be responsible for ensuring that its respective representatives adhere to this confidentiality obligation. The obligations of the parties under this Section shall continue for a period of five years after the expiration or termination of this Agreement.

        13.3 UPON TERMINATION. Upon termination or expiration of this Agreement, each party shall return to the other party, or destroy, all Confidential Information of the other party including, but not limited to, all copies of documents provided or made which refer, relate or contain any Confidential Information.

        13.4 EXCLUSIONS. The obligations contained in this Section will not apply to information which (a) which the receiving party can establish was in possession of, or was known by, the receiving party prior to its receipt from the disclosing party; (b) is received without restriction on disclosure by the receiving party from a source other than the disclosing party who received the information not in violation of any confidentiality restriction; (c) is or becomes available on an unrestricted basis to a third party from the disclosing party or someone acting under its control; (d) is publicly known or becomes publicly known through no fault of the receiving party or (e) is revealed pursuant to an order of a court of competent jurisdiction requiring such disclosure, provided the party revealing such information promptly notifies the other party to allow the other party to take appropriate protective measures.

        13.5 SECURITIES LAW DISCLOSURES. The parties agree that each may be required to include a copy of this Agreement as an exhibit to one or more filings with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to describe the terms of this Agreement in one or more such filings. Any such filings will be available to the general public. Upon request of the other party, each party will use its reasonable efforts to obtain confidential treatment from the SEC for key provisions of the Agreement to the extent feasible and will cooperate with the other party so that both parties obtain confidential treatment for the same provisions.

        13.6 PRESS RELEASE. The parties agree to issue a joint press release announcing the existence of this Agreement on or about October 15, 1999 subject to approval by JC of Licensed Products and Promotional and Packaging Material. If the launch of the Licensed Products is postponed past the 1999 Natural Foods Expo East trade show in Baltimore, then the parties agree to issue a joint press release not less than five days prior to the initial launch of the Licensed Products. The parties will cooperate in drafting a press release that is acceptable to both parties.

14.     EXPIRATION AND TERMINATION

        This Agreement will expire, as provided in Section 1, or may be terminated as set forth below.

        14.1 MUTUAL AGREEMENT. This Agreement may be terminated by mutual written agreement, at any time.

        14.2 TERMINATION FOR BREACH. Upon the material breach of any provision of this Agreement by a party, the non-breaching party shall have the right to terminate this Agreement upon 60 days prior written notice and such notice, which shall specify the nature of the breach, shall become effective unless the breaching party shall, within the 60-day notice period, cure the breach, or satisfy the non-breaching party that such breach will be cured in a period acceptable to the non-breaching party. BBC's failure to pay JC the Minimum Royalties with respect to a Contract Year shall be deemed a material breach by BBC; provided, however, that JC's sole remedy for such failure shall be to terminate the Agreement pursuant to this Section. Within thirty (30) days of such termination, BBC shall be obligated to pay to JC all unpaid royalties due and payable as of the date of termination. Notwithstanding termination, JC and BBC shall have, and hereby reserve, all rights and remedies which they have or which are granted by operation of law, (a) to enjoin the unlawful or unauthorized use of the Marks or sale of the Licensed Products or any breach by the other Party of any of the obligations hereunder, (b) for JC to collect royalties and both Parties to collect other sums payable by the other Party, and (c) to recover damages for breach of this Agreement, including breach of its provisions under paragraph 14.

        14.3 BANKRUPTCY. This Agreement may be terminated by a party, at its option, if the other party files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if such other party discontinues its business or if a receiver is appointed for such other party or its business and such receiver is not discharged within 60 days.

        14.4 TERMINATION UPON NOTICE BY BBC. BBC may terminate this Agreement at any time (with or without cause) upon six (6) months written notice to JC (the "Termination Notice Period"). During such Termination Notice Period, BBC shall be required to pay JC at least the Minimum Royalty relating to the Contract Year (or portions thereof) which contain such Termination Notice Period, prorated based on the portion of such Contract Year(s) included in the Termination Notice Period. If JC waives the payment of the Minimum Royalty contemplated by the preceding sentence, JC may, at its option, require BBC to sell Licensed Products to JC, ( * ) ( * ), during the Termination Notice Period.

15.     PROCEDURES AND APPLICATION OF AGREEMENT UPON TERMINATION

        Upon the expiration or termination of this Agreement the following provisions shall govern:

        15.1 REVERSION OF RIGHTS. Except as set forth in this Section, after the expiration or termination of this Agreement, the License to the Marks granted to BBC shall immediately revert to JC who shall be free to license others to use the Marks. BBC shall thereafter refrain from further use of the Marks in connection with the marketing of BBC's products.

        15.2 POST-TERMINATION STATEMENT. Within 45 days after termination or expiration of this Agreement, as the case may be, BBC shall deliver to JC a statement (collectively, "Post-Termination Statement") indicating the number and description of the Licensed Products which, as of the date of expiration or termination, BBC has on hand, are ordered from the manufacturers, are in transit from the point of manufacture, or are subject to customer purchase orders which
(i) have already been accepted by BBC or (ii) are the subject of an issued letter of credit which has been received by the payee (collectively, "Inventory"). Simultaneously with the submission of the Post Termination Statement, BBC shall pay the Royalties shown therein as being due for the period since the previous Royalty Period. Such payments shall be made in accordance with this Agreement.

        15.3 DISPOSAL OF INVENTORY UPON TERMINATION. Upon termination or expiration of this Agreement under any provision other than Section 14.4, provided that the Post Termination Statement and Royalties with respect to that preceding Royalty Period have been paid, BBC shall be entitled to sell the Inventory in conformity with this Agreement. BBC shall use its reasonable efforts to complete the sale of all such Inventory as promptly as possible, but in any event within six (6) months of the date of the Post-Termination Statement. BBC shall continue to pay Royalties on all such sales in accordance with this Agreement.

        15.4 LIMITATION OF LIABILITY. Neither party shall be liable to the other for any loss of present or prospective profits from lost sales, investments, or loss of goodwill, or other consequential damages resulting from the termination of this Agreement.

16.     RELATIONSHIP CREATED

        The parties acknowledge that in performing their obligations hereunder, each is acting as an independent contractor. The parties do not intend to create any employment relationship, partnership or agency, and nothing in this Agreement shall be construed to create a partnership, agency, joint venture, franchise or other similar arrangement between the parties. Neither party has the authority to enter into any agreement, make any warranty or representation on behalf of, or otherwise bind the other party, except where and to the extent specifically authorized to do so in writing.

17.     ASSIGNMENT

        The rights and duties granted in this Agreement are personal to JC and BBC and neither party may assign any of its rights or delegate any of its duties under this Agreement without prior written consent of the other party, which consent will not be unreasonably withheld. The foregoing notwithstanding, BBC may assign its rights hereunder to any subsidiary or affiliate of BBC without the consent of JC (it being understood and agreed that no such assignment by BBC pursuant to this proviso shall relieve BBC of any of its obligations hereunder). In addition, either party may assign its rights and duties hereunder without the consent of the other party to any person or entity that acquires all or substantially all of the business of the assigning party whether by asset sale, stock sale or merger or similar means, provided that such person or entity assumes in writing and agrees to pay, perform and discharge all of the assigning party's obligations hereunder. Changes in the securities ownership of a party hereto shall not be deemed to be an assignment of this Agreement. Any attempted assignment or delegation in violation of this provision shall be void. This Agreement shall inure to the benefit of the permitted successors and assigns hereunder.

18.     GENERAL PROVISIONS

        18.1 AMENDMENTS; WAIVERS. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

        18.2 INTEGRATION. This Agreement, together with its schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

        18.3 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State. Any action with respect to this Agreement may be brought in any state or federal court having jurisdiction over the County of Santa Barbara, State of California. Each party accepts, for itself and its permitted successors and assigns, the jurisdiction of the aforesaid courts.

        18.4 NO THIRD PARTY BENEFICIARIES. This Agreement is made solely for the benefit of the parties signatory hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns.

        18.5 HEADINGS. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        18.6 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

        18.7 NOTICES. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid and return receipt requested, as follows:

               IF TO JC ADDRESSED TO:

               Jenny Craig, Inc.
               11355 N. Torrey Pines Road
               La Jolla, CA  92038-7910
               Attention: President
               Facsimile No. (619) 812-2724

               With a copy to:

               Jenny Craig, Inc.
               11355 N. Torrey Pines Road
               La Jolla, CA  92038-7910

               Attention: Vice President and General Counsel
               Facsimile No. (619) 812-2799

               IF TO BBC ADDRESSED TO:

               Balance Bar Company
               1015 Mark Avenue
               Carpinteria, CA  93013

               Attention: President and Chief Executive Officer
               Facsimile No. (805) 566-0235

               With a copy to:

               Seed, Mackall & Cole LLP
               1332 Anacapa Street, Suite 200
               Santa Barbara, CA  93101
               Attention: Thomas N. Harding, Esq.
               Facsimile No. (805) 962-1404

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 18.7 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

        18.8 ATTORNEY'S FEES. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then-current rates) incurred in such action or proceeding. A party that voluntarily dismisses an action or proceeding shall be considered a losing party for purposes of this provision. Attorneys fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

        18.9 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect.

        18.10 TIME. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

        18.11 LEGAL REPRESENTATION AND CONSTRUCTION. Each party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related documents.

        18.12 FURTHER ASSURANCES AND COOPERATION. Each party agrees that it will prepare, execute, acknowledge, file, record, publish, and deliver to the other party hereto such other instruments, documents, and statements, including without limitation instruments and documents of recordation, assignment, transfer, and conveyance, and take such other action as may be reasonably necessary or convenient in the discretion of the requesting party to carry out more effectively the purposes of this Agreement. Unless otherwise provided herein, any consent or approval provided for in this Agreement shall not be unreasonably withheld or delayed.

        18.13 FORCE MAJEURE. Neither party to this Agreement shall be held liable for failure to comply with any of the terms of this Agreement when such failure is caused solely by earthquake, fire, labor dispute, strike, war, insurrection, government restrictions, act of God, or other force majeure beyond the control of the party involved, provided such party uses due diligence to remedy such default.

        18.14 LIMITATION OF ACTIONS. No action or proceeding at law, in equity, or in arbitration shall be brought under this Agreement or otherwise, unless commenced within two years from the date the cause of action or proceeding is alleged to have arisen.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                          JENNY CRAIG, INC.,
                                          a Delaware corporation

                                          By /s/  Philip Voluck
                                             ----------------------------------
                                                  Philip Voluck
                                                  President and Chief Operating
                                                  Officer

                                          By
                                             ----------------------------------
                                          Name:
                                          Title:



                                          BALANCE BAR COMPANY,
                                          a Delaware corporation

                                          By /s/ James A. Wolfe
                                            -----------------------------------
                                                 James A. Wolfe
                                                 President and Chief Executive
                                                 Officer



                                          By
                                             ----------------------------------
                                          Name:
                                          Title:

                                   Schedule A

                                      MARKS

                                               Registration       Date of
         Mark                Jurisdictions        Number       Registration      Class
         ----                -------------        ------       ------------      -----
Signature of Jenny Craig       Australia          639398          8/31/94         30
Signature of Jenny Craig       Canada             470592          2/5/97          Not listed
Signature of Jenny Craig       Egypt              95391           4/18/95         30
Signature of Jenny Craig       India              663605          4/25/95         30
Signature of Jenny Craig       Iran               81844           4/13/97         16/30/35
Signature of Jenny Craig       Israel             98044           4/11/95         30
Jenny Craig & Device           Japan              2154504         7/31/89         26
Signature of Jenny Craig       Jordan             38504           7/6/95          30
Signature of Jenny Craig       Kuwait             35537           12/30/96        30
Signature of Jenny Craig       Lebanon            733/366086      6/7/95          16/30/42
Signature of Jenny Craig       Libya              7893            11/18/95        30
Signature of Jenny Craig       Mexico             491764          9/15/94         30
Signature of Jenny Craig       New Zealand        240509          8/31/94         30
Signature of Jenny Craig       Oman               11409           4/15/95         30
Signature of Jenny Craig       Pakistan           130513          6/13/95         30
Signature of Jenny Craig       Puerto Rico        35314           10/13/94
Signature of Jenny Craig       Qatar              13256           4/19/95         30
Signature of Jenny Craig       Saudi Arabia       371/18          8/2/95          30
Signature of Jenny Craig       Un Arab Emirates   8637            11/14/95        30
Signature of Jenny Craig       United Kingdom     2115251         11/8/96         16/30/42
Signature of Jenny Craig in
  rectangular design           United States      1774337         6/1/93          29/30/42
Signature of Jenny Craig       United States      1967798         4/16/96         9/16/30

                           Schedule B

                    INITIAL LICENSED PRODUCTS


          Product                                 Estimated Introduction Date
          -------                                 ---------------------------
          Nutrition bar                           November 1999
          Ready to drink beverage                 (    *   )
          Powdered drink mix                      (    *   )
          Nutritional cookie                      (    *   )